Exhibit 10.31

To:

ScoutCam Ltd. (the “Company”)

July 27, 2020

Re: Patent License Agreement Termination

For the sake of good order and in connection with the closing of a certain securities purchase agreement (the “Purchase Agreement”) by and between the Company’s parent company, ScoutCam Inc. and M. Arkin (1999) Ltd., this is to confirm that, by virtue of executing this letter, the Patent License Agreement, dated as of December 1, 2019 by and between the Company and Medigus Ltd., attached hereto as Schedule I, is null and void for all intents and purposes as of the date hereof.

Sincerely yours,

MEDIGUS LTD.

Name:	/s/ Liron Carmel /s/ Tatiana Yosef
Title:	CEO / CFO

AGREED AND ACKNOWLEDGED:

SCOUTCAM LTD.

Name:	/s/ Benad Goldwasser /s/ Yaron Silberman
Title:	Chairman / CEO